As filed with the Securities and Exchange Commission on May 22, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRSTENERGY CORP.

(Exact name of Registrant as specified in its charter)

Ohio	34-1843785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

76 South Main Street

Akron, Ohio 44308

(Address, including zip code, of Registrant’s principal executive offices)

FirstEnergy Corp. 2015 Incentive Compensation Plan

(Full title of the plan)

Rhonda S. Ferguson

Vice President and Corporate Secretary

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308

Tel. No. (330) 384-5620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur C. Hall III

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114

Tel. No. (216) 622-8667

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
FirstEnergy Corp. 2015 Incentive Compensation Plan	Common Stock, par value $0.10 per share	10,000,000 shares	$35.24	$352,400,000	$40,948.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock (“Common Shares”) as may become issuable pursuant to the FirstEnergy Corp. 2015 Incentive Compensation Plan (the “Plan”) by reason of certain corporate transactions or events, including, among other things, any stock dividend, stock split or similar transaction or event.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon $35.24 per share, the average of the high and low prices of the Common Stock of FirstEnergy Corp. (the “Registrant”) as reported on May 18, 2015 on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2014 (File No. 333-21011);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 (File No. 333-21011);

(c)	The Current Reports on Form 8-K and Form 8-K/A, filed with the Commission on January 23, 2015, March 18, 2015, May 19, 2015 and May 22, 2015 (File No. 333-21011); and

(d)	The description of the Common Shares included under the caption “Description of Common and Preferred Stock” contained in Registrant’s registration statement filed on Form S-3 on May 22, 2015 (File No. 333-204422).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of such documents, other than the documents or portions of such documents that, by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Ohio Revised Code. Section 1701.13(E) of the Ohio Revised Code, or ORC, provides that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if the person had no reasonable cause to believe the person’s conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent provided in the court order. Indemnification may be made if ordered by a court or authorized in each specific case by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.

Section 1701.13(E) of the ORC provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Further, a right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations of a corporation may not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

Amended Code of Regulations. Regulation 31 of the Registrant’s amended code of regulations provides as follows:

“The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Regulation 32 of the Registrant’s amended code of regulations provides as follows:

“The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.”

Directors and Officers Liability Insurance. The Registrant maintains and pays the premium on contracts insuring it (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each of its directors and officers (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to it.

Indemnification Agreements. The Registrant has entered into indemnification agreements with its directors and officers, the forms of which are incorporated by reference to Exhibits 10.1 and 10.2 of the Registrant’s Form 10-Q for the quarter ended March 31, 2009, and Exhibit 10.1 of the Registrant’s Form 8-K filed July 23, 2012. Each indemnification agreement provides, among other things, that the Registrant will, subject to the agreement terms, indemnify a director or officer, as applicable, if, by reason of the individual’s status as a director or officer, the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director or officer, as applicable, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement. As a director and officer of the Registrant, Charles E. Jones has an agreement that addresses indemnity in both roles.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio on May 22, 2015.

FIRSTENERGY CORP.

By:	/s/ Charles E. Jones
Name:	Charles E. Jones
Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints Charles E. Jones, President and Chief Executive Officer, Leila L. Vespoli, Executive Vice President, Markets and Chief Legal Officer, James F. Pearson, Senior Vice President and Chief Financial Officer, Rhonda S. Ferguson, Vice President and Corporate Secretary, and Arthur C. Hall III of Calfee, Halter & Griswold LLP and each of them, singly or jointly, with full power of substitution, as his or her true and lawful attorney-in-fact and agent to execute in his or her name, place and stead, in any and all capacities, and to file with the Commission, this Registration Statement and any and all amendments, including post-effective amendments, to this Registration Statement, which amendment may make such changes in the Registration Statement as the Registrant deems appropriate, hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ George M. Smart George M. Smart	Chairman of the Board	May 22, 2015

/s/ Charles E. Jones Charles E. Jones	President and Chief Executive Officer (Principal Executive Officer) and Director	May 22, 2015

/s/ James F. Pearson James F. Pearson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 22, 2015

/s/ K. Jon Taylor K. Jon Taylor	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 22, 2015

/s/ Paul T. Addison Paul T. Addison	Director	May 22, 2015

S-1

/s/ Michael J. Anderson	Director	May 22, 2015
Michael J. Anderson

/s/ William T. Cottle	Director	May 22, 2015
William T. Cottle

/s/ Robert B. Heisler, Jr.	Director	May 22, 2015
Robert B. Heisler, Jr.

/s/ Julia L. Johnson	Director	May 22, 2015
Julia L. Johnson

/s/ Ted J. Kleisner	Director	May 22, 2015
Ted J. Kleisner

/s/ Donald T. Misheff	Director	May 22, 2015
Donald T. Misheff

/s/ Ernest J. Novak, Jr.	Director	May 22, 2015
Ernest J. Novak, Jr.

/s/ Christopher D. Pappas	Director	May 22, 2015
Christopher D. Pappas

/s/ Luis A. Reyes	Director	May 22, 2015
Luis A. Reyes

/s/ Dr. Jerry Sue Thornton	Director	May 22, 2015
Dr. Jerry Sue Thornton

S-2

FIRSTENERGY CORP.

EXHIBIT INDEX

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	(i) Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed February 19, 2010, File No. 333-21011); and

(ii) Amendment to the Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed February 25, 2011, File No. 333-21011).

4.2	(i) FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed February 25, 2009, File No. 333-21011); and

(ii) Amendment to the FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to the Registrant’s Definitive Proxy Statement filed April 1, 2011, Appendix 1, File No. 333-21011).

4.3	FirstEnergy Corp. 2015 Incentive Compensation Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement filed April 1, 2015, Appendix A, File No. 333-21011).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-3/A filed by the Registrant on November 24, 1997, File No. 333-40063).

5.1 *	Opinion of Calfee, Halter & Griswold LLP as to the legality of the securities being registered.

23.1 *	Consent of Calfee, Halter & Griswold LLP (contained in Exhibit 5.1).

23.2 *	Consent of PricewaterhouseCoopers LLP.

24.1 *	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.